Exhibit 10.2

Summary of Oral Agreement for Price-Protection
between Foldera, Inc. and Brookstreet Securities Corporation entered into on or about August 14, 2006

On or about August 14, 2006, Foldera, Inc. (the “Company”) entered into an oral agreement with Brookstreet Securities Corporation (“Brookstreet”), the exclusive placement agent for the Company’s private placement which closed in August 2006 (the “August 2006 Private Placement”), to provide to the investors in the August 2006 Private Placement price-protection for any equity issuances within three months of the final closing of the August 2006 Private Placement. Pursuant to this price-protection commitment, the Company agreed that if it issued any additional equity securities for less than $2.25 per share (an “Additional Issuance”) within three months of the final closing of the August 2006 Private Placement, the investors in the August 2006 Private Placement would receive additional shares of the Company’s common stock and additional warrants to purchase shares of the Company’s common stock, and the exercise price of the investors’ outstanding warrants to purchase shares of the Company’s common stock would be reduced, as if such investors had originally participated in such Additional Issuance.

By way of example, assume that the Company issues, within three months of the final closing of the August 2006 Private Placement, additional shares of its common stock for $1.50 per share and additional warrants to purchase shares of its common stock at an exercise price of $1.50 per share.  If an investor in the August 2006 Private Placement purchases 1,000 shares of the Company's common stock at $2.25 per share (i.e., total consideration of $2,250), and receives a warrant to purchase 500 shares of the Company's common stock (i.e., 50% warrant coverage) at an exercise price of $2.25 per share, that investor would be entitled, pursuant to the Company's price-protection commitment, to receive an additional 500 shares of the Company's common stock (i.e., $2,250 divided by $1.50 equals 1,500 shares of common stock, then subtract the 1,000 shares of common stock previously received) and an additional warrant to purchase 250 shares of the Company's common stock (i.e., 50% multiplied by 1,500 shares of common stock equals a warrant coverage of 750 shares of common stock, then subtract the warrant coverage of 500 shares of common stock previously received) at an exercise price of $1.50 per share.  In addition, the exercise price of that investor's outstanding warrant to purchase 500 shares of the Company's common stock would be reset from $2.25 per share to $1.50 per share.  As a result, that investor would hold an aggregate of 1,500 shares of the Company's common stock at an effective purchase price of $1.50 per share, and warrants to purchase 750 shares of the Company's common stock at an effective exercise price of $1.50 per share.